EXHIBIT 10.11

MASIMO CORPORATION
EXECUTIVE ANNUAL
CASH BONUS AWARD PLAN
____________________________
Plan Document
____________________________

Masimo Corporation Executive Annual Cash Bonus Award Plan

MASIMO CORPORATION
EXECUTIVE ANNUAL CASH BONUS AWARD PLAN
____________________________
Plan Document
(Amended: March 13, 2014)
____________________________
ARTICLE I
PURPOSE OF THE PLAN
Effective January 1, 2013, Masimo Corporation (together with its subsidiaries, the “Company”) has established this Masimo Corporation Annual Cash Bonus Award Plan (the “Plan”) to provide its Executive Officers and other officers and key employees (who qualify as Exempt Employees) designated by the Committee (the “Designated Employees”) with an increased incentive to deliver exceptional operational and financial results. The Plan is designed to ensure that such Executive Officers and Designated Employees are rewarded based on corporate and individual performance.
ARTICLE II
DEFINITIONS

2.1	“Base Salary” shall mean a Participant’s base rate of annual salary that is in effect on the last day of the Plan Year to which the Bonus relates.
2.2    “Board” shall mean the Board of Directors of the Company.
2.3    “Bonus” shall mean the amount payable to a Participant pursuant to the Plan.

2.4
“Committee” shall mean any committee that the Board may appoint to serve at the Board’s pleasure for purposes of administering the Plan; provided that the Board may at any time act as the Committee and shall serve in that capacity in the absence of a duly-appointed committee.

2.5	“Company Factor” shall mean the percentage rating that the Committee determines for a Plan Year pursuant to Section 4.2(b) below.

2.6
“Executive Officers” shall mean the Chief Executive Officer of the Company (“CEO”) and any executive of the Company in charge of a business unit or function (such as sales, administration or finance) who directly reports to the CEO, as determined by the Committee.

2.7	“Exempt Employee” shall mean any employee of the Company who is not subject to the overtime provisions under the federal Fair Labor Standards Act and/or similar state law.

2.8	“Individual Factor” shall mean the percentage rating that the Manager determines for a Plan Year pursuant to Section 4.2(c) below.

Masimo Corporation Executive Annual Cash Bonus Award Plan

2.9	“Manager” shall mean a supervisor of the Participant for the Plan Year. In the case of the CEO, the Committee shall be deemed the Manager.

2.10
“Participants” shall mean the Executive Officers and Designated Employees other than those who are participants in any non-equity, variable compensation plan of the Company other than this Plan (or the Executive Multi-Year Cash Bonus Plan), such as variable compensation plans that apply to the Company’s sales employees (each, individually, a “Participant”).

2.11
“Part-Time Employee” shall mean an employee whose salary is adjusted to reflect that the individual is employed by the Company on a reduced schedule averaging fewer than 40 hours per week during the Plan Year.

2.12    A “Plan Year” shall mean the fiscal year of the Company, as determined by the Company.

2.13	“Target Bonus” shall mean the percentage of a Participant’s Base Salary that the Participant is eligible to receive as a Bonus for a Plan Year based on the Participant’s position.
ARTICLE III
ELIGIBILITY FOR PARTICIPATION
Only the Participants shall be eligible to participate in this Plan.
ARTICLE IV
BONUS AMOUNTS AND PAYMENTS

4.1	CONDITIONS FOR BONUS PAYMENTS.

(a)	The Company will pay Bonuses for a Plan Year if, and only if, the Committee has approved the payment of Bonuses for that Plan Year.

(b)
A Participant must be an employee of the Company for at least 26 full weeks of a Plan Year and must be employed by the Company on the last day of the Plan Year to be eligible for a Bonus for that Plan Year.

(c)
To encourage continued tenure and continued achievement of individual job performance and Company goals after the end of the Plan Year and through the date Bonuses are actually paid (“Bonus Payout Date”), a Participant must be employed on the last day of the Plan Year and must not voluntarily terminate his or her employment or be discharged as a result of any serious misconduct (e.g., theft, dishonesty, workplace violence, breach of a confidentiality agreement, or conduct in violation of any Company policy) from the last day of the Plan Year through the Bonus Payout Date. If a Participant’s employment is voluntarily ended or the Participant is involuntarily terminated for serious misconduct after the last day of the Plan Year but prior to or on the Bonus Payout Date, the Participant will not receive any Bonus payment under the Plan, will automatically forfeit all rights under the Plan, and will not have any right to a Bonus under the Plan.

4.2	CALCULATION OF BONUSES. For each Plan Year, each Participant’s Bonus will equal the product of (i) the Participant’s Base Salary, (ii) the Target Bonus applicable to the

Masimo Corporation Executive Annual Cash Bonus Award Plan

Participant’s position, (iii) the Company Factor, and (iv) the Participant’s Individual Factor. The Target Bonus and each of these factors will be determined in accordance with the following methodology, subject to any modifications or adjustments that the Committee may make, and subject to the pro rata adjustment set forth in Section 4.3 for Participants who were employees for less than the entire Plan Year.

(a)
Target Bonus. A Target Bonus percentage of Base Salary will be assigned for each Participant based on the Participant’s position. The Committee may nevertheless in its sole and absolute discretion vary Target Bonus percentages on a case-by-case basis.

(b)
Company Factor. The Board will approve the Company’s objectives and assessment criteria for a Plan Year; provided that if the Board intends for the Bonuses payable under the Plan to qualify for the performance-based exemption available under Treas. Reg. §1.162-27(e)(4), the Board will approve the Company’s objectives and assessment criteria for a Plan Year within the first 90 days of the Plan Year. After the end of the Plan Year, the Committee, with the input from the CEO, will evaluate the Company’s performance by taking this information into account, along with any other financial or other Company performance measures that the Committee determines to be relevant, and on the basis of these considerations, the Committee will in its sole and absolute discretion rate the Company’s performance on a percentage scale (which includes 0% as the lowest percentage in the range and may exceed 100%), with that percentage establishing the Company Factor for the Plan Year.

(c)
Individual Factor. After the end of the Plan Year, the Manager will determine a Participant’s Individual Factor for the Plan Year on a percentage scale (which includes 0% as the lowest percentage in the range and may exceed 100%), based on the Manager’s discretionary assessment of the Participant’s overall job performance, taking into account a variety of factors, including specific duties or goals assigned to the Participant during the Plan Year; provided that, with respect to any Participant for which the CEO is not the Manager (excluding the CEO as a Participant), the CEO shall have the final authority to modify a Participant’s Individual Factor for a Plan Year; provided further that, with respect to any Participant for which the CEO is the Manager, the Committee shall have the final authority to modify the Participant’s Individual Factor for a Plan Year; and provided further that, with respect to the CEO, the Committee will determine the CEO’s Individual Factor for the Plan Year.

4.3
PRO RATED BONUSES. If an Exempt Employee becomes a Participant after a Plan Year begins (for example, because of a promotion or being a new hire), the Committee will adjust the Participant’s Bonus for the Plan Year on a pro rata basis to reflect the number of full weeks of the Plan Year during which the individual was a Participant, provided that the Participant was an employee of the Company for at least 26 full weeks during the Plan Year. For example, an employee who becomes a Participant on June 30 of a Plan Year ending December 31 would be a Participant for 26 of 52 weeks, and therefore be eligible for a

Masimo Corporation Executive Annual Cash Bonus Award Plan

Bonus equal to 50% of the amount determined pursuant to Section 4.2 above for a similarly-situated employee who is a Participant for the entire Plan Year. In addition, if a Participant is on a leave of absence approved by the Company and is actively at work for at least part of the Plan Year, the Participant will be eligible for a prorated Bonus based on the number of full weeks of the Plan Year during which the Participant was actively working.

4.4
TIME OF PAYMENT. The Company will pay Bonuses for a Plan Year in the calendar year that begins after the end of the Plan Year (or, if later, within two and one-half months after the Participant first becomes vested in the right to receive a Bonus for such Plan Year).

4.5    APPLICABLE TAXES.

(a)
Employment Taxes. The Company will reduce all Bonuses by an amount sufficient to pay all applicable Social Security, withholding, and other employment taxes that are payable with respect to the Bonuses.

(b)
Income Taxes and Deferred Compensation. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with the payment of any Bonus under this Plan (including any taxes arising under Section 409A of the Internal Revenue Code). Neither the Company nor its affiliates nor any of their directors, agents or employees shall have any obligation to indemnify or otherwise hold any Participant harmless from any claims or expenses, including penalties, resulting from the failure to pay or under payment of any or all of such taxes.

ARTICLE V
NO MODIFICATION OF AT-WILL EMPLOYMENT RELATIONSHIP
Nothing in this Plan gives a Participant the right to remain in the employ of the Company. Except to the extent explicitly provided otherwise in a then- effective written employment agreement between the Participant and the Company, each Participant is an at-will employee whose employment may be terminated with or without notice for any reason not prohibited by law.
ARTICLE VI
ADMINISTRATION
The Committee will be responsible for administering the Plan, and shall have the right to construe the Plan, to interpret any provision of the Plan, to make rules and regulations relating to the Plan, and to determine any factual or legal question arising in connection with the Plan’s operation. The Committee may in its discretion make factual determinations based on any investigation or hearing that the Committee may deem appropriate. Any decision made by the Committee under the provisions of this Article shall be final and binding on all parties concerned. The Committee may delegate to the Company’s officers or other employees the authority to execute and deliver instruments and documents associated with the Plan, and to take all other steps deemed necessary, advisable or convenient for the administration of this Plan in accordance with its terms and purpose.

Masimo Corporation Executive Annual Cash Bonus Award Plan

ARTICLE VII
AMENDMENT; WAIVER; INTERPRETATION
This Plan has been approved by the Committee and is intended to serve as a framework within which the Board, the Committee and the Company may act with respect to the matters contemplated herein. It is not intended to be a set of legally binding obligations on the Board, the Committee or the Company. The Board or the Committee may amend, waive, suspend or repeal this Plan, or any portion of it, at any time, with or without public notice, as it determines necessary or appropriate. In the event the Board or the Committee approves any action, matter or interpretation that may be deemed to be inconsistent with the terms of this Plan, this Plan shall be deemed automatically amended to comport, in all respects, with such action, matter or interpretation.

Masimo Corporation Executive Annual Cash Bonus Award Plan

Target Bonus Job Classification1

Level	Job Classification	Target Bonus
6	Executive Officers, excluding the CEO	50%
7	CEO	100%

1Note: This table is not in the actual plan. It’s included here for convenience.

Masimo Corporation Executive Annual Cash Bonus Award Plan